Exhibit 10.51

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of June 1, 2010 (“Effective Date”), by and between ARE-901/951 GATEWAY BOULEVARD, LLC, a Delaware limited liability company (“Landlord”), and THERAVANCE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord and Tenant are now parties to that certain Amended and Restated Lease Agreement dated January 1, 2001 (the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 59,816 rentable square feet (“Premises”) in a three (3)-story building located at 951 Gateway Boulevard, South San Francisco, California.  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.                                    Pursuant to that certain Sublease dated February 9, 2009 (“Sublease”) now between Tenant and IPERIAN, INC., a Delaware corporation (as successor-in-interest to iZumi Bio, Inc.,) (“Subtenant”), Tenant subleases to Subtenant the entire second floor of the Building, consisting of approximately 19,988 rentable square feet (“Second Floor Premises”).

C.                                    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) extend the Term of the Lease, (ii) provide for the surrender by Tenant of the entire first floor of the Building, consisting of approximately 19,914 rentable square feet (“First Floor Premises”) on May 31, 2011 (“FFP Surrender Date”), and (iii) provide for the surrender by Tenant of the Second Floor Premises on March 31, 2012 (“SFP Surrender Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Term.  The “Expiration Date” of the Term of the Lease is hereby extended from March 31, 2012, until May 31, 2020.  From and after the Effective Date, references in the Lease to “Term” shall mean the one hundred twenty (120) months commencing on June 1, 2010 and expiring on May 31, 2020.

2.                                      Premises.

a.                                      Following the FFP Surrender Date. Notwithstanding anything to the contrary contained in the Lease, commencing on June 1, 2011, the definition of “Premises” shall be amended to mean the Second Floor Premises and the Third Floor Premises.

As of June 1, 2011, the Site Plan attached to the Lease as Exhibit A2 describing the Premises shall be deleted and replaced with Exhibit A attached hereto.

b.                                      Following the SFP Surrender Date.  Commencing on April 1, 2012, the definition of “Premises” shall be amended to mean the Third Floor Premises.

As of April 1, 2012, Exhibit A attached hereto shall be amended to exclude the Second Floor Premises.

3.                                      Premises Square Footage.

a.                                      Following the FFP Surrender Date.  Commencing on June 1, 2011, the definition of “Premises Square Footage” contained in the Basic Lease Information shall be deleted and replaced with the following:

“Premises Square Footage:                                           39,902 rentable square feet”

b.                                      Following the SFP Surrender Date.  Commencing on April 1, 2012, the definition of “Premises Square Footage” contained in the Basic Lease Information shall be deleted and replaced with the following:

“Premises Square Footage:                                           19,914 rentable square feet”

4.                                      Tenant’s Proportionate Share.

a.                                      Following the FFP Surrender Date.  Commencing on June 1, 2011, the definitions of “Tenant’s Proportionate Share of Project” and “Tenant’s Proportionate Share of Building” contained in the Basic Lease Information shall be deleted and replaced with the following:

“Tenant’s Proportionate Share of Project:          66.71%

Tenant’s Proportionate Share of Building:        66.71%”

b.                                      Following the SFP Surrender Date.  Commencing on April 1, 2012, the definitions of “Tenant’s Proportionate Share of Project” and “Tenant’s Proportionate Share of Building” contained in the Basic Lease Information shall be deleted and replaced with the following:

“Tenant’s Proportionate Share of Project:          33.29%

Tenant’s Proportionate Share of Building:        33.29%”

5.                                      Monthly Base Rent.

a.                                      First Floor Premises/Third Floor Premises.  Notwithstanding anything to the contrary contained in the Lease, commencing on the Effective Date of this First Amendment, Monthly Base Rent for the First Floor Premises and the entire third floor of the Building, consisting of approximately 19,914 rentable square foot feet (“Third Floor Premises”) shall be payable as follows through the FFP Surrender Date:

Time Period	Monthly Base Rent

6/1/10 — 5/31/11	$103,552.80 per month

b.                                      Third Floor Premises.  Notwithstanding anything to the contrary contained in the Lease, commencing on June 1, 2011, Monthly Base Rent for the Third Floor Premises shall be payable pursuant to the following table:

Time Period	Monthly Base Rent

6/1/11 — 3/31/12	$55,759.20 per month
4/1/12 — 3/31/13	$58,746.30 per month
4/1/13 — 3/31/14	$60,508.69 per month
4/1/14 — 3/31/15	$62,323.95 per month

4/1/15 — 3/31/16	$64,193.69 per month
4/1/16 — 3/31/17	$66,119.50 per month
4/1/17 — 3/31/18	$68,103.08 per month
4/1/18 — 3/31/19	$70,146.17 per month
4/1/19 — 3/31/20	$72,250.56 per month
4/1/20 — 5/31/20	$74,418.08 per month

c.                                       Second Floor Premises.  Notwithstanding anything to the contrary contained in the Lease, commencing on the date of this First Amendment, Tenant shall pay to Landlord Monthly Base Rent for the Second Floor Premises through the SFP Surrender Date, as follows:

Time Period	Monthly Base Rent

6/1/10 — 11/30/10	$51,968.80 per month
12/1/10 - 2/28/11	$41,175.28 per month
3/1/11 — 3/31/12	$42,410.54 per month

6.                                      Notice to Subtenant.  Concurrently with Tenant’s execution of this First Amendment, Tenant shall notify Subtenant in writing that the Lease with respect to the Second Floor Premises will terminate as of March 31, 2012, pursuant to this First Amendment, and that Subtenant shall have no right to extend the term of the Sublease beyond March 31, 2012.

7.                                      Additional Rent.  Notwithstanding anything to the contrary contained in the Lease, commencing on December 1, 2010, until the SFP Surrender Date, Tenant shall be required to pay for Expenses (as defined in Paragraph 4.2 of the Lease) with respect to the Second Floor Premises only in an amount equal to $1.50 per rentable square foot of the Second Floor Premises per month.  Notwithstanding the foregoing, Tenant shall continue to pay Expenses and Additional Rent for the First Floor Premises (through the FFP Surrender Date, as the same may be extended pursuant to Section 12(a) below) and the Third Floor Premises as provided for in the Lease.

8.                                      Additional Tenant Improvement Allowance.  Landlord and Tenant have amended the 901 Gateway Lease to, among other things, provide Tenant an “Additional TI Allowance” of up to $2,606,840.00.  Notwithstanding anything to the contrary contained in the 901 Gateway Lease, Tenant shall only have the right to use up to $782,052.00 of the Additional TI Allowance for the design and construction of fixed and permanent improvements within the Third Floor Premises desired by and performed by Tenant and which improvements shall be of a fixed and permanent nature (the “Additional Tenant Improvements”); provided, however, that Tenant shall comply with the terms of Section 3 of that certain First Amendment to Lease of even date herewith entered into by Landlord and Tenant with respect to the 901 Gateway Lease in connection with Tenant’s use of the Additional TI Allowance and the construction by Tenant of the Additional Tenant Improvements within the Third Floor Premises.

9.                                      Security Deposit.  Effective as of the Effective Date of this First Amendment, Paragraph 7 of the Lease is hereby deleted in its entirety and replaced with the following:

“7.                                Security Deposit.  Tenant acknowledges and agrees that Tenant has delivered to Landlord a Security Deposit (as defined in the 901 Gateway Lease) pursuant to the terms of the 901 Gateway Lease and that Landlord shall have the right to apply all or any portion of such Security Deposit in connection with any Default (as defined in Paragraph 24) under this Lease.

The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Upon each occurrence of a Default  by Tenant under this Lease, Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages under California Civil Code Section 1951.2, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law.  Landlord’s right to use the Security Deposit under this Paragraph 7 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Paragraph 25.5 below.  Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord within twenty (20) days after receipt of written demand the amount that will restore (by the delivery of a replacement or amended Letter of Credit) the Security Deposit to the amount set forth in the definition of “Letter of Credit” set forth in the Basic Lease Information of the 901 Gateway Lease.  Tenant hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1950.7, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the Default of Tenant  or any of Tenant’s Agents under this Lease.  Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings, subject to applicable bankruptcy law.  If Tenant shall fully perform every provision of this Lease to be performed by Tenant and Landlord is holding cash in the amount of a bifurcated Letter of Credit  (as described below) or cash proceeds therefrom, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant within ninety (90) days after the expiration or earlier termination of this Lease.  If Landlord is holding a bifurcated Letter of Credit upon the expiration or earlier termination of this Lease, Landlord shall comply with the LC Issuer’s requirements necessary to cancel the bifurcated Letter of Credit by the date that is ninety (90) days after the expiration or earlier termination of this Lease.

Notwithstanding anything contained in this Paragraph 7 to the contrary, if Landlord draws on the Letter of Credit for any reason, then Tenant shall have the right, upon ten (10) days’ prior written notice to Landlord, to obtain a refund from Landlord of any unapplied proceeds of the Letter of Credit which Landlord has drawn upon, any such refund being conditioned upon Tenant simultaneously delivering to Landlord a replacement Letter of Credit in the amount required by, and otherwise meeting the requirements contained in, this Paragraph 7 and Paragraph 7 of the 901 Gateway Lease.

Notwithstanding anything to the contrary contained herein or in the 901 Gateway Lease, if requested by Landlord at any time following the date of this Lease, Tenant shall cause the LC Issuing Bank (as defined in the 901 Gateway Lease) to bifurcate the Letter of Credit (as defined in the 901 Gateway Lease) into two separate letters of credit, one securing Tenant’s obligations under the 901 Gateway Lease and the other securing Tenant’s obligations under this Lease.  Such bifurcated letters of credit shall each be in an amount specified by Landlord, provided that the aggregate amount of such letters of credit shall equal the amount of the Letter of Credit immediately prior to such bifurcation.  Concurrently with the bifurcation of the Letter of Credit, Landlord and Tenant shall enter into a modification of the 901 Gateway Lease and a modification of this Lease, which modifications shall amend Paragraph 7 of the 901 Gateway Lease and this Paragraph 7 to provide for separate, stand-alone security deposit provisions in the 901 Gateway Lease and this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Paragraph 7, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein.  Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security

Deposit shall apply solely against Landlord’s transferee.  Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.”

10.                               Unreserved Parking Spaces.  Commencing on June 1, 2011, the definition of “Unreserved Parking Spaces” contained in the Basic Lease Information shall be deleted and replaced with the following:

“Unreserved Parking Spaces:                                Subject to the terms of Paragraph 50, Tenant shall have the right, in common with other tenants of the Project pro rata in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, to park in the Project Parking Areas (as defined in Paragraph 50).”

11.                               Surrender Plan.  Effective as of the Effective Date of this First Amendment, Paragraph 32.9 of the Lease hereby is deleted in its entirety and replaced with the following:

“32.9                  Condition of Premises upon Expiration or Termination.  Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord (x) free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by Tenant or Tenant’s Agents (“Tenant HazMat Operations”) in a manner consistent with prudent commercial practices and such that no Hazardous Materials resulting from Tenant HazMat Operations remain at the Premises in violation of Environmental Requirements and the continued presence of such Hazardous Materials are not in excess of industry standards for the occupancy and re-use of the Premises for research and scientific purposes by a subsequent tenant of the Premises, and (z) released of any license, clearance or other authorization of any kind issued by any governmental authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”).  At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises (including any installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and in a manner consistent with prudent commercial practices and such that no Hazardous Materials resulting from Tenant HazMat Operations remain at the Premises in violation of Environmental Requirements and the continued presence of Hazardous Materials are not in excess of industry standards for the occupancy and re-use of the Premises for research and scientific purposes by a subsequent tenant of the Premises (the “Surrender Plan”).  Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any of Tenant or Tenant’s Agents with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of or from the Premises by Tenant or Tenant’s Agents, and shall be subject to the review and approval of Landlord’s environmental consultant, which approval shall not be unreasonably withheld, conditioned or delayed.  In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord reasonably shall request.  On or before such surrender, Tenant shall deliver to Landlord commercially reasonable evidence that the approved Surrender Plan has been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations as required pursuant to this Paragraph 7.  Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000.  Landlord shall have the unrestricted right to deliver such Surrender Plan (subject to any standard non-reliance letter, if any, prepared by Tenant and delivered by Tenant to Landlord concurrently with Tenant’s delivery of the Surrender Plan to Landlord, which non-reliance letter shall be applicable only to third parties other than Landlord) and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to Landlord’s potential tenants, purchasers, lenders and other third parties with a need to know in connection with Landlord’s business; provided, however, that Landlord instructs such parties to treat the same as confidential.

If Tenant shall fail to prepare or submit a Surrender Plan reasonably approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan,  or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, shall fail to adequately address any Hazardous Materials resulting from Tenant’s HazMat Operations remaining at the Premises in violation of Environmental Requirements or in a manner not consistent with prudent commercial practices or such that the continued presence of such Hazardous Materials are in excess of industry standards for the occupancy and re-use of the Premises for research and scientific purposes by a subsequent tenant of the Premises,  Landlord shall have the right to take such actions as Landlord reasonably may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any such residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Paragraph 32.9.

All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of this Lease, including the obligations of Tenant under Paragraph 32 of this Lease, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to rent and obligations concerning the condition and repair of the Premises.”

12.                               Surrender of the Surrender Premises.

a.                                      First Floor Premises.  The Lease with respect to the First Floor Premises shall terminate as provided for in the Lease on the FFP Surrender Date.  Tenant shall voluntarily surrender the First Floor Premises on or before such date in the condition which Tenant is required to surrender the Premises as of the expiration of the Lease.  Tenant represents and warrants that since the Commencement Date of the Lease, the First Floor Premises has been used solely for offices purposes, warehousing and shipping and receiving (including the storage of Subtenant’s chemicals in the warehouse space and storage of chemical waste in the chemical waste room located in the First Floor Premises).  Notwithstanding anything to the contrary contained herein or in the Lease, so long as the First Floor Premises continues to be used solely for office purposes, warehousing and shipping and receiving through the FFP Surrender Date, Tenant shall not be required to provide Landlord a Surrender Plan with respect to the First Floor Premises in connection with Tenant’s surrender of the First Floor Premises.  From and after the FFP Surrender Date, Tenant shall have no further rights or obligations of any kind with respect to the First Floor Premises.  Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the First Floor Premises and termination of the Lease with respect to the First Floor Premises as provided for herein.  Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the First Floor Premises prior to the FFP Surrender Date.  Notwithstanding anything to the contrary contained in the Lease, (i) Tenant shall not be required to remove any Tenant Improvements or Alterations from the First Floor Premises in connection with its surrender of the First Floor Premises and all Tenant Improvements and Alterations located in the First Floor Premises shall become the Property of Landlord on the Surrender Date, and (ii)  in addition to any such Tenant Improvements and Alterations, all casework, if any, located in the First Floor

Premises as of the date of this First Amendment shall also remain in the First Floor Premises and become the Property of Landlord on the Surrender Date.

Tenant has informed Landlord that Tenant will be relocating certain of its employees currently located in the First Floor Premises to a portion of Tenant’s premises located within the 901 Gateway Building (as defined below).  Tenant shall have the right to extend the term of the Lease with respect to the First Floor Premises for a period of ninety (90) days in order to complete the relocation of its employees.  Not later than 90 days after the mutual execution and delivery of this First Amendment by the parties, Tenant shall notify Landlord in writing (“FFP Notice”) whether Tenant elects to extend the term of the Lease with respect to the First Floor Premises for such ninety (90) day period.  If Tenant delivers the FFP Notice to Landlord within the time period provided in the immediately preceding sentence, the FFP Surrender Date shall be automatically extended for one (1) additional period of ninety (90) days (“FFP Extension Period”).  During the FFP Extension Period, Tenant shall have the right to continue to occupy the First Floor Premises pursuant to all of the terms and conditions of the Lease, as modified by this First Amendment; provided, however, that Tenant shall be required to pay Monthly Base Rent for the First Floor Premises in an amount equal to $55,759.20 per month for each month of the FFP Extension Period, along with all Additional Rent payable with respect to the First Floor Premises pursuant to the terms of the Lease.

b.                                      Second Floor Premises.  The Lease with respect to the Second Floor Premises shall terminate as provided for in the Lease on the SFP Surrender Date.  Tenant shall voluntarily surrender the Second Floor Premises on or before such date in the condition which Tenant is required to surrender the Premises as of the expiration of the Lease and in compliance with the surrender requirements set forth in the Lease (including this First Amendment).  From and after the SFP Surrender Date, Tenant shall have no further rights or obligations of any kind with respect to the Second Floor Premises.  Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Second Floor Premises and termination of the Lease with respect to the Second Floor Premises as provided for herein.  Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Second Floor Premises prior to the SFP Surrender Date.  Notwithstanding anything to the contrary contained in the Lease, (i) Tenant shall not be required to remove any Tenant Improvements or Alterations from the Second Floor Premises in connection with its surrender of the Second Floor Premises and all Tenant Improvements and Alterations located in the Second Floor Premises shall become the Property of Landlord on the SFP Surrender Date, and (ii) in addition to any such Tenant Improvements and Alterations, all laboratory casework located in the Second Floor Premises as of the date of this First Amendment shall also remain in the Second Floor Premises and become the Property of Landlord on the SFP Surrender Date.

Notwithstanding anything to the contrary contained herein, Tenant acknowledges that Landlord may enter into a direct lease with Subtenant pursuant to which Subtenant would lease the Second Floor Premises directly from Landlord following the SFP Surrender Date (“Direct Lease”).  If Landlord and Subtenant enter into a Direct Lease prior to the SFP Surrender Date,  Tenant shall not be required to provide Landlord a Surrender Plan with respect to the Second Floor Premises in connection with Tenant’s surrender of the Second Floor Premises; provided, however, that Landlord shall have the right to conduct any inspections and testing of the Second Floor Premises determined reasonably necessary by Landlord to determine whether the condition of the Second Floor Premises is in compliance with the provisions of the Lease and whether any contamination has occurred in or from the Second Floor Premises.  Upon request from Tenant, Landlord shall provide Tenant with a copy of the results of such testing, subject to Landlord’s standard non-reliance letter.  Notwithstanding anything to the contrary contained herein, Tenant shall be required to pay the cost of such testing of the Second Floor Premises if there is a violation of Paragraph 32 of the Lease caused by Tenant or any of Tenant’s Agents or if contamination for which Tenant is responsible under Paragraph 32 of the Lease is identified, along with all costs incurred to clean up, remove or remediate any contamination identified by the investigations and testing conducted by Landlord hereunder.

c.                                       First Floor Warehouse/Shipping and Receiving.  Landlord acknowledges and agrees that from and after the FFP Surrender Date the warehouse and shipping and receiving areas located in the First Floor Premises will be Common Area to which Tenant, Subtenant and other tenants, licensees and occupants of the Building will have shared access for warehouse and shipping and receiving purposes.  In addition, in connection with the splitting of services pursuant to Section 13 below, Tenant may be required to locate the new CDA compressor, N2 and CO2 distribution systems and the House Vacuum in the warehouse space, which likely would result in the removal of some existing cages (collectively, the “Warehouse Relocation Work”).  Subject to the provisions of Section 13 below, Landlord consents to Tenant’s installation of the Warehouse Relocation Work in the First Floor warehouse, and Tenant’s continued use of the warehouse and shipping and receiving areas in the First Floor Premises in common with other tenants, licensees and occupants of the Building from and after the FFP Surrender Date for such purposes.

13.                               Splitting of Services.  Landlord and Tenant acknowledge that because Tenant currently leases the entire Building pursuant to the Lease and that certain adjacent building located at 901 Gateway Boulevard, South San Francisco, California (“901 Building”) pursuant to the 901 Gateway Lease, the services identified in this Section 13, along with any additional services which may be identified by both Landlord and Tenant, each in the exercise of its reasonable discretion (collectively, “Shared Services”), are currently shared between the Building and the 901 Building.  Because Tenant is surrendering the First Floor Premises and the Second Floor Premises pursuant to this First Amendment, Tenant has requested that the Shared Services be split pursuant to this Section 13 so that they may independently serve each of the Building and the 901 Building, respectively (“Splitting Work”).

a.                                      Landlord shall make available to Tenant an allowance of up to $250,000.00 (the “Splitting Allowance”) for the Splitting Work.  Except for the Splitting Allowance, Tenant shall be solely responsible for all of the costs of the Splitting Work.  Landlord and Tenant agree to work together in good faith to minimize the cost of the Splitting Work.  The Splitting Allowance shall only be available for use by Tenant for the payment of the cost of the Splitting Work until July 31, 2012, and any portion of the Splitting Allowance which has not been disbursed by Landlord for the Splitting Work on or before the expiration of such date shall be forfeited and shall not be available for use by Tenant.  Notwithstanding anything to the contrary contained herein, Landlord and Tenant shall agree upon the equitable allocation of the cost of the Splitting Work for any additional Shared Services identified by Landlord and Tenant after July 31, 2012, at the time such additional Shared Services are identified.

b.                                      Unless Landlord elects otherwise, Tenant shall perform the Splitting Work pursuant to plans approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  The contractors for the Splitting Work shall be shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld. conditioned or delayed.  Prior to the commencement of the Splitting Work, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors and certificates of insurance from any contractor performing any part of the Splitting Work evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.  Landlord shall be entitled to receive the benefit of any warranties, if any, obtained by Tenant with respect to Splitting Work

c.                                       Except as otherwise expressly provided in this Section 13(c), Tenant shall cause the Splitting Work to be completed on or before June 30, 2012.  Notwithstanding the foregoing, Tenant shall complete the Splitting Work with respect to the CO2, N2, CDA, DI and House Vacuum distribution of services (“Specified Services”) no later than April 30, 2012; provided, however, that Landlord may, by not less than one hundred twenty (120) days’ prior written notice to Tenant, cause Tenant to complete the Splitting Work with respect to the Specified Services prior to such date if Landlord intends to enter into a lease or other occupancy agreement with a third party (including, without limitation, Subtenant) with respect to any portion of the First Floor Premises and/or Second Floor Premises.

d.                                      Notwithstanding anything to the contrary contained herein, Tenant shall not be required to perform any Splitting Work with respect to the telephone, IT, building management and security systems serving the Building prior to March 31, 2011.  Prior to such date, Landlord and Tenant agree to work together in good faith to determine the manner and timing of splitting such systems at the lowest possible cost.

Tenant, at Tenant’s sole cost and expense, shall disconnect the existing public address systems serving the First Floor Premises and the Second Floor Premises on or before April 30, 2011.

14.                               Utilities.  On or before September 1, 2010, Tenant shall transfer all water, electricity, heat, light, power, sewer, refuse and trash collection contracts for the Building to Landlord.  With respect to Tenant’s obligation to transfer utilities to Landlord, Tenant and Landlord shall reasonably cooperate to ensure that each such utility will continue to be available to the Building without interruption.  Such cooperation shall include working with each party’s account representative to coordinate the termination of the utility service in Tenant’s name and the commencement of such service in Landlord’s name in a manner that permits utility service without disruption.  With respect to janitorial services for the Premises, during the Term, as extended, Tenant shall provide janitorial services to the Premises pursuant to its contract for janitorial services with the vendor performing such services for the 901 Building and Landlord shall have no obligation to provide janitorial services to the Premises.  Except for janitorial services provided by Landlord with respect to the Common Areas, which shall be passed through as an Expense, Landlord shall provide for its own janitorial service to that portion of the Building not occupied by Tenant, and may not charge Tenant for any portion of such service as an Expense or otherwise.

Notwithstanding anything to the contrary contained in the Lease, as of the date that all such utilities are established in Landlord’s name, Paragraph 5.1 of the Lease shall be deleted in its entirety and replaced with the following:

“5.1                         Tenants Obligation to Pay

Landlord shall provide, subject to the terms of this Paragraph 5.1, water, electricity, heat, light, power, sewer, and other utilities (including natural gas [but not process gas] and fire sprinklers to the extent the Project is plumbed for such services), refuse and trash collection and janitorial services (collectively, “Utilities”).  Landlord shall pay, as part of Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any governmental authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon.  Landlord may cause, at Tenant’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider.  Notwithstanding the foregoing, Tenant’s cost for the installation of any separate meter shall not exceed that then-applicable cost of a “Demon Meter” or its reasonable equivalent.  Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term.  Tenant shall pay, as part of Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord.  Tenant acknowledges that the Premises, the Building and/or the Project may become subject to the rationing of Utility services or restrictions on Utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof.  Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions.  Upon request from Landlord, Tenant agrees to cooperate in good faith with Landlord to develop the most efficient energy conservation program possible in order to comply with Laws, but in no event shall Landlord have the right to implement any energy conservation program (except to the extent mandated by Law) which unreasonably interferes, in Tenant’s reasonable good faith judgment, with Tenant’s operation of its business at the Premises.  Except to the extent that an energy conservation or program or measure is mandated by Law, Tenant shall have the right, in Tenant’s reasonable discretion, to approve in advance any energy conservation program or measure proposed by Landlord.”

15.                               Emergency Generator. Although Landlord is the owner of emergency generator and related automatic transfer switches serving the Building and the 901 Building (collectively, the “Emergency Generator”), prior to the date of this First Amendment, Tenant, as the sole tenant of the Building and the 901 Building, has been operating and maintaining the Emergency Generator. Tenant shall, on the date that is 1 day after the mutual execution and delivery of this First Amendment by the parties (“EG Transfer Date”), (x) deliver the Emergency Generator  to Landlord in good working order with a full tank of diesel (y) assign to, transfer and deliver to Landlord all governmental permits and licenses (to the extent such permits and licenses are assignable), if any, warranties (to the extent assignable), operating and maintenance manuals, records and other documents concerning the Emergency Generator, and (y) terminate any service, maintenance or other contracts maintained by Tenant with respect to the Emergency Generator.  Tenant has not been obligated to maintain a wastewater permit in connection with the Emergency Generator.  With respect to any permit required for the Emergency Generator, Landlord acknowledges and agrees that Tenant has been in the process of obtaining a generator permit in connection with a Tenant permitting process underway with the Bay Area Air Quality Management District (“BAAQMD”) for the 901 Building, that Tenant will remove the generator from its permit application with BAAQMD, and that Landlord will need to obtain a generator permit from BAAQMD in its own name.  To the best of Tenant’s knowledge, Tenant does not have any other permits in connection with the Emergency Generator.  To the extent Tenant has current contracts with any vendors for the Emergency Generator, Tenant and Landlord shall reasonably cooperate to assign or terminate such contracts in the manner set forth in Section 14 above regarding utilities.

To the extent it is not possible for Tenant to remove the request for a generator permit from its BAAQMD application or to assign or terminate any service maintenance or other contracts within 1 day after the mutual execution and delivery of this First Amendment, Tenant shall not be in default hereunder if Tenant promptly commences efforts to do so and diligently performs until such actions have been completed within a reasonable period after such date.

Landlord shall, within 5 days of the EG Transfer Date, as part of Expenses, conduct such testing of the Emergency Generator required, in Landlord’s sole and absolute discretion, to determine whether the Emergency Generator is, in fact, in good working order.  If such testing discloses that the Emergency Generator is not in good working order, Landlord shall have the right, at Tenant’s sole cost and expense, to perform any maintenance and/or repairs required to put the Emergency Generator in good working order.

Following the EG Transfer Date, Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide emergency generators with not less than the current capacity of the Emergency Generator and Tenant shall be entitled to Tenant’s share of the capacity thereof available for use by all tenants of the Building and the 901 Building, collectively, in accordance with the rentable area of the Premises and the 901 Building and the collective rentable areas of the Building and the 901 Building occupied by such other tenants, (ii) to contract with a third party to maintain the emergency generators (“Emergency Generator Servicer”) as per the manufacturer’s standard maintenance guidelines, and (iii) to obtain and maintain licenses for the emergency generators as required by applicable law.  Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the Emergency Generator Servicer or any other third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise.  Landlord shall provide to Tenant copies of any reports received by Landlord from the Emergency Generator Servicer regarding its maintenance and repairs of the emergency generators; provided, however, that in no event shall Landlord’s failure to deliver such reports constitute a default by Landlord under the Lease.  During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power.  Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed.  Landlord shall provide Tenant with not less than five (5) business days’ notice of the scheduled disruption in the operation of the emergency generators. In the case of an emergency, Landlord shall provide Tenant with notice of any emergency disruption as soon as reasonably possible after Landlord becomes aware of the need for such emergency disruption.

16.                               Maintenance.  Tenant shall continue to maintain the Building pursuant to Paragraph 13.1 of the Lease following the FFP Surrender Date until such date that Landlord notifies Tenant in writing that Landlord shall assume the maintenance of the Building (“Assumption Date”); provided, however, that in no event shall the Assumption Date occur after July 31, 2011.  Nothing contained herein shall release Tenant from its obligations arising prior to the Assumption Date.  Commencing on the Assumption Date, Paragraph 13 of the Lease shall be deleted in its entirely and replaced with the following:

“13.  MAINTENANCE AND REPAIRS OF PREMISES

13.1  Landlord Repairs.  Landlord, as an Expense, shall repair, replace when necessary (as reasonably determined by Landlord) and maintain in good repair the exterior of the Building (including exterior doors), parking, landscaping, exterior lighting, roof membrane, roof covering and all other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators, fire safety equipment, sewer and septic systems, the Emergency Generator and all other building systems serving the Premises and other portions of the Project (“Building Systems”), uninsured losses and damages caused by Tenant, or by any of Tenant’s Agents excluded.  Landlord, at Landlord’s sole cost without right of reimbursement from Tenant, shall repair, replace when necessary (as reasonably determined by Landlord) and maintain the structural portions of the roof (specifically excluding the roof membrane and the roof covering, the repair and/or replacement of which shall be treated as an Expense), the foundation, footings, floor slab and load-bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls, repair, the maintenance of which shall be treated as an Expense), uninsured losses and damages caused by Tenant or Tenant’s Agents excluded.  Any losses and damages caused by Tenant or any Tenant Agent shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense.  Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the reasonable judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed.  Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, give Tenant not less than five (5) business days’ advance notice of any planned stoppage of Building Systems services for routine and planned maintenance, repairs, alterations or improvements.  Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this section, after which Landlord shall make a commercially reasonable effort to effect such repair within five (5) business days, or, where the repair cannot reasonably be completed within five (5) business days, as soon as reasonably possible thereafter.  Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after the time periods set forth herein.  Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Paragraph 21.

Notwithstanding anything to the contrary contained in the Lease, commencing on the Assumption Date, to the extent that Landlord performs or is required to perform any capital repairs, replacements or improvements for the Project, whether to comply with Law, with any obligation imposed on Landlord pursuant to this Lease or at Landlord’s election, Tenant shall be responsible as part of Expenses for its Proportionate Share of the cost of such capital repairs, replacements and improvements amortized over the useful life (as reasonably determined by Landlord taking into account relevant real estate accounting principles, consistently applied, including, without limitation, the hours of operation of the Building and its use for laboratory/office purposes) of such capital items.  Tenant shall pay Tenant’s Proportionate Share of such amortized costs for each month after such capital repairs, replacements or improvements are completed until the first to occur of the expiration of the Term (as it may be extended) or the end of the period over which such costs are amortized.

13.2                        Tenant’s Repairs.  Subject to Paragraph 13.1 hereof, Tenant, at its expense, shall repair and maintain in good condition all portions of the Premises, including, without limitation, entries, doors (excluding exterior doors providing access to the Building, maintenance, repair and replacement of which is the obligation of Landlord as an Expense), ceilings, interior windows, interior walls, and the interior side of demising walls.  Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure.  If Tenant fails to commence cure of such failure within ten (10) days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within thirty (30) days after receipt of written demand therefor (together with reasonable documentation); provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the actual and reasonable costs of such cure from Tenant.  Subject to Paragraphs 21 and 22 of the Lease, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.”

17.                               Signs.  Tenant shall be entitled to its Proportionate Share of any available external Building signage, if any, which signage shall be at Tenant’s cost and expense.  Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant’s signage on the Building including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval and shall be consistent with Landlord’s signage program at the Project and applicable legal requirements.  Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage, for the removal of Tenant’s signs at the expiration or earlier termination of this Lease and for the repair all damage resulting from such removal.

18.                               Option to Renew.  Tenant shall have two (2) options (each a “Renewal Option”) to extend the term of this Lease with respect to the entire Premises for successive periods of five (5) years each (each a “Renewal Term”) pursuant to the provisions of Paragraph 49 of the Lease.  For avoidance of doubt, the parties hereby acknowledge and agree that if the Monthly Base Rent during any Renewal Term is calculated pursuant to Paragraph 49.4(ii) of the Lease, Monthly Base Rent shall be increased on each annual anniversary of the commencement of such Renewal Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Fair Market Rent is determined.

19.                               Right of First Offer.  Notwithstanding anything to the contrary contained herein or in the Lease, Paragraph 51 of the Lease is hereby deleted in its entirety and of no further force or effect and Tenant shall have no further right of first offer or other right to purchase the Building.

20.                               Right to Expand.

a.                                      Right of First Refusal.  From and after the FFP Surrender Date with respect to the First Floor Premises, and from and after the SFP Surrender Date with respect to the Second Floor Premises through the expiration or earlier termination of the Term, each time that Landlord intends to accept a written proposal (the “Pending Deal”) to lease the First Floor Space or, if applicable, the Second Floor Space to a third party (“ROFR Space”), Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence and the terms of such Pending Deal; provided, however, that the terms of this Section 20(a) shall not apply to any current or future transaction pursuant to which Landlord intends to lease all or any of the Second Floor Space and/or the First Floor Premises directly to Subtenant.  Tenant shall be entitled to exercise its right under this Section 20(a) only with respect to the entire ROFR Space. Within ten (10) business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the ROFR Space.  Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the ROFR Space pursuant to this Section 20(a) is hereinafter referred to as the “Right of First Refusal.” If Tenant elects to lease the ROFR Space by delivering the Space Acceptance Notice within the required ten (10) business day period, Tenant shall be deemed to agree to lease the ROFR Space on the terms and conditions set forth in the Pending Deal Notice and any other terms agreeable to Landlord and Tenant, in the respective sole discretion of each party.

If (i) Tenant fails to deliver a Space Acceptance Notice to Landlord within the required ten (10) business day period, or (ii) no lease amendment or lease agreement for the ROFR Space, acceptable to Landlord and Tenant in their respective reasonable discretion, has been executed and delivered by the parties within thirty (30) days after Landlord delivers a draft of the same to Tenant despite the good faith efforts of both parties, Tenant shall be deemed to have elected not to exercise Tenant’s right to lease the ROFR Space pursuant to the Pending Deal Notice in question in which case Tenant shall be deemed to have forever waived its right to lease the ROFR Space pursuant to the Pending Deal Notice in question, this Section 20(a) shall terminate and be of no further force or effect with respect to the Pending Deal Notice in question, and Landlord shall have the right to lease the ROFR Space to the party that was the subject of the Pending Deal Notice on substantially the same business terms and conditions set forth in the Pending Deal Notice.  Notwithstanding the foregoing, if Landlord negotiates with the proposed tenant economic lease terms materially more favorable (but in no event shall the economic lease terms be considered materially more favorable unless the difference in net effective base rent is 10% or greater), as reasonably determined by Landlord, than those offered to Tenant but rejected as part of the Pending Deal Notice, Landlord shall be required to submit the more favorable economic terms to Tenant for its review.  Tenant shall have five (5) business days after receipt of the more favorable economic terms to accept or reject the revised terms.  If Tenant rejects the more favorable terms, Landlord shall be free to enter into a lease with the proposed tenant on such terms.  Tenant’s rejection of any particular Pending Deal Notice shall not relieve Landlord of its obligation to again offer any Right of First Refusal Space to Tenant at any time that Landlord intends, other than with respect to Subtenant with respect to whom the terms of this Section 20 shall not apply, to again agree to a written proposal from another party to lease such space in such period.

b.                                      Amended Lease.  If: (i) Tenant fails to timely deliver a Space Acceptance Notice, or (ii) after the expiration of a period of thirty (30) days from Tenant’s delivery of a Space Acceptance Notice pursuant to Section 20(a), no lease amendment or lease agreement for the ROFR Space, acceptable to Landlord and Tenant, in the respective sole discretion of each, has been executed, Tenant shall be deemed to have waived its right to lease the ROFR Space at issue.

c.                                       Exceptions.  Notwithstanding the above, the Right of First Refusal shall not be in effect and may not be exercised by Tenant:

(i)                                     during any period of time that Tenant is in Default under any provision of the Lease; or

(ii)                                  if Tenant has been in Default under any provision of the Lease three (3) or more times, whether or not the Defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

d.                                      Termination.  The Right of First Refusal shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the commencement date of the lease of such ROFR Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted three (3) or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the ROFR Space, whether or not such Defaults are cured.

e.                                       Rights Personal.  The Right of First Refusal is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Transfer of this Lease.

f.                                        No Extensions.  The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.

21.                               Additional Modifications to Lease.  From and after the Effective Date of this First Amendment, the Lease shall be modified as follows:

a.                                      Modification to Basic Lease Information.  The Tenant’s Contact Person shall be “General Counsel” rather than “Marty Glick”.

b.                                      Modification to Paragraph 2.3(a), “Changes to Common Area”.  The following shall be added at the end of Paragraph 2.3(a):  “Notwithstanding the foregoing, Landlord’s exercise of the foregoing rights shall not materially interfere with Tenant’s access to or use of the Premises to the extent that Tenant’s business operations are materially interrupted thereby.”

c.                                       Modification to Paragraph 2.3(b), “Changes to Common Area”.  The second sentence of Paragraph 2.3(b) hereby is deleted and revised to state in its entirety as follows:  “During periods of construction only, Landlord shall have the right to provide parking to Tenant on properties reasonably proximate to the Project (the “Adjacent Properties”) or through the use of valets or parking attendants on the Parking Areas or the Adjacent Properties, provided that Tenant shall at all times have parking for the number of automobiles contemplated under the Lease.”

d.                                      Modification to Paragraph 4.2, “Additional Rent”. There shall be added to Paragraph 4.2 a new Paragraph 4.2.11, “Exclusions from Expenses”, which reads as follows:

“4.2.11        Exclusions from Expenses.  Notwithstanding anything to the contrary contained in this Paragraph 4.2, and in addition to the exclusions set forth in the preceding paragraph, there shall be excluded from Expenses and Additional Rent the following: (i) leasing commissions, advertising expenses, promotional expenses, attorneys’ fees, disbursements, and other costs and expenses incurred in procuring prospective tenants, negotiating and executing leases, and constructing improvements required to prepare for a new tenant’s occupancy for the Building or the Project, if any; (ii) finance and debt service fees, principal and/or interest on debt or amortization payments on any mortgages executed by Landlord covering Landlord’s property, any other indebtedness of Landlord, and rental under any ground lease or leases for the Building or the Project; (iii) any depreciation allowance or expense, amortization (except for expenditures permitted under this Lease) or expense reserve; (iv) the costs of Landlord’s third party property manager or, if there is no third party property manager, administration fees in excess of the amount of 3.0% of Base Rent); (v) except for management fees, Landlord’s general overhead and any overhead or profit increment to any subsidiary or affiliate of Landlord for services on or to the Project to the extent that the cost of such service exceeds competitive costs for such services rendered by persons or entities of similar skill, competence and experience other than a subsidiary or affiliate of Landlord; (vi) any costs or expenses representing any amount paid for services and materials to a (personal or business) related person, firm, or entity to the extent such amount exceeds the amount that would have been paid for such service or materials at the then existing market rates in the absence of such relationship; (vii) compensation paid to any employee of Landlord above the grade of Property Manager/Building Superintendent, including officers and executives of Landlord (provided that Landlord may pass through as Expenses compensation paid to employees at or below the grade of Property Manager/Building Superintendant or affiliates of Landlord providing services to the Project); (viii) costs of electrical energy furnished and metered directly to tenants of the Project or for which Landlord is entitled to be reimbursed by tenants as additional rental over and above tenant’s Monthly Base Rent or pass-through of Expenses; (ix) the cost of any work or service furnished to any tenant or occupant of the Project to a materially greater extent or in a materially more favorable manner than that furnished generally to the tenants and other occupants of the Project, or the costs of work or service furnished exclusively for the benefit of any tenant or occupant of the Project or at such tenant’s cost; (x) the costs and expenses incurred in resolving disputes with other tenants, other occupants, or prospective tenants or occupants of the Project, collecting rents or otherwise enforcing leases of the tenants of the Project; (xi) any costs incurred to remove, study, test, remediate or otherwise related to the presence of Hazardous Materials in the Building, which Hazardous Materials (A) Tenant proves originated from any separately demised tenant space within the Building other than the Premises or (B) Tenant proves were not brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Building by Tenant or Tenant’s Agents; (xii) the costs of any work or service performed for any facility other than a facility located within the Project; (xiii) the costs of repairs, alterations, and general maintenance necessitated by the gross negligence or willful misconduct of Landlord or its agents, employees, or contractors or repairs; (xiv) interest or penalties due to the late payment by Landlord of taxes, utility bills or other such costs (except to the extent caused by Tenant’s action or inaction); (xv) any of the following tax or assessment expenses: (a) estate, inheritance, transfer, gift, federal, state or franchise taxes of Landlord, or (b) penalties and interest, other than those attributable to Tenant’s failure to comply timely with its obligations pursuant to this Lease; and (xvi) bad debt expenses and charitable contributions and donations.  Landlord agrees that (a) Landlord will not collect or be entitled to collect more than one hundred percent (100%) of the Expenses actually paid by Landlord in connection with the operation of the Project in any calendar year, and (b) Landlord shall make no profit from Landlord’s collection of Expenses.”

e.                                       Modifications to Paragraph 15, “Tenant’s Insurance”.  The third sentence of Paragraph 15.2 hereby is revised in its entirety to state:  “No such policy shall contain a deductible greater than Twenty-Five Thousand Dollars ($25,000.00).  Paragraph 15.5 hereby is deleted and revised to state in its entirety as follows:  “All insurance required to be carried by Tenant hereunder shall be maintained with insurance companies authorized to do business in the State of California for the issuance of the applicable type of insurance coverage and rated A-VII or better in Best’s Key Rating Guide.  Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Tenant hereunder at the execution of this Lease by Tenant.  Tenant shall, at least thirty (30) days prior to expiration of each policy, furnish Landlord and the other parties named as additional insureds with certificates of renewal thereof.  Tenant shall (i) provide Landlord with 30 days advance written notice of cancellation of each policy, and (ii) require Tenant’s insurer to endeavor to provide 30 days advance written notice of cancellation of each policy.”

f.                                        Modification to Paragraph 23.2, “Assignment and Subletting — Requirements of Request for Consent”.  Paragraph 23.2 shall be amended to provide that if Tenant requests consent to a proposed assignment or subletting (except in connection with a Permitted Transfer), whether or not the term of the proposed transfer is for the balance of the Term, Landlord shall have the right to recapture that portion of the Premises that is the subject of the proposed assignment or subletting and terminate the Lease with respect thereto; provided, however, that subsection (3) of Paragraph 23.2 shall be of no further force or effect and Landlord shall not have the right to sublease or take an assignment, as the case may be, of the interest in the Lease that is at issue.

g.                                       Modification to Paragraph 24, “Tenant’s Default”.  The following is hereby added at the end of Paragraph 24.(a):  “provided, however, that if Tenant vacates the Premises at any time during the last nine (9) months of the Term but continues to perform all of its obligations hereunder, including, without limitation, maintaining all insurance policies required by this Lease and complying with all of the requirements of Paragraph 32.9, Tenant shall not be deemed to be in default under this Paragraph 24.(a);”.

h.                                      Modification to Paragraph 32.2, “Tenant’s Obligation to Update Disclosure Certificates”.  The first sentence of Paragraph 32.2 hereby is deleted and revised to state in its entirety as follows:  “Within ten (10) business days after receipt of Landlord’s written request, Tenant shall complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an “Updated Disclosure Certificate”) describing Tenant’s then current and proposed future uses of Hazardous Materials on or about the Premises, which Update Disclosure Certificates shall be in the same format as that which is set forth in Exhibit D or in such other form as is reasonably acceptable to Landlord”.

i.                                          Modification to Paragraph 34, “Waiver”.  The last two sentences of Paragraph 34 hereby are deleted and revised to state in their entirety as follows:  “No delay or omission in the exercise of any right or remedy of Landlord or Tenant in regard to any default by the other shall impair such right or remedy or be construed as a waiver.  Any waiver by Landlord or Tenant of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provisions of this Lease.”

j.                                         Modification to Paragraph 40, “Financial Statements”.  Paragraph 40 hereby is deleted and revised to state in its entirety as follows:  “Within ten (10) days after Landlord’s request, Tenant shall deliver to Landlord the then current, or if Tenant is a publicly traded company, the most recent publicly available financial statements of Tenant prepared, compiled or reviewed by a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with GAAP.”.

k.                                      New Paragraphs.  The following new paragraphs are hereby added to the Lease:

“53.                         Commercially Reasonable.  Where Landlord or Tenant are required to use “best efforts” in the performance of any obligation under this Lease, “best efforts” shall mean “commercially reasonable good faith efforts.”

“54.                         Force Majeure.  Whenever a period of time is herein prescribed for action (other than the payment of money) to be taken by Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist activity, governmental laws, regulations or restrictions”.

22.                               Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this First Amendment and that no Broker brought about this transaction, other than BT Cassidy/Turley.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 22, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

23.                               OFAC.  To Tenant’s knowledge, without any duty of inquiry, as of the date of Tenant’s execution of this First Amendment, Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

24.                               Miscellaneous.

a.                                      This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.                                      This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.                                       Tenant acknowledges that it has read the provisions of this First Amendment, understands them, and is bound by them. Time is of the essence in this First Amendment.

d.                                      This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

e.                                       Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

THERAVANCE, INC.,
a Delaware corporation

/s/ Rick E Winningham

By: Rick E Winningham
Its: Chief Executive Officer

LANDLORD:

ARE-901/951 GATEWAY BOULEVARD, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

/s/ Eric S. Johnson

By: Eric S. Johnson
Its: Vice President, Real Estate Legal Affairs

EXHIBIT A

The Premises

(Attached)